Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 1, 2017, with respect to the consolidated financial statements and schedules included in the Annual Report of Capital Southwest Corporation on Form 10-K for the year ended March 31, 2019. We consent to the incorporation by reference of said report in the Registration Statements of Capital Southwest Corporation on Forms S-8 (File No. 333-207296, effective October 5, 2015; File No. 333-177433, effective October 21, 2011; File No. 333-177432, effective October 21, 2011; File No. 333-118681, effective August 31, 2004).

/s/ GRANT THORNTON LLP

Dallas, Texas
June 4, 2019